Filed pursuant to Rule 424(b)(3)
Registration Number 333-113728

PROSPECTUS SUPPLEMENT
(to prospectus dated March 29, 2004)

1,142,824
Celestica Inc.
Subordinate Voting Shares

        This prospectus supplement supplements our prospectus dated March 29, 2004 relating to resales of subordinate voting shares that are issuable upon the exercise of warrants issued by Manufacturers' Services Limited, or MSL. We assumed these warrants as a result of the merger of MSL into Celestica (USA) Inc., one of our wholly-owned subsidiaries, on March 12, 2004. You should read this supplement in conjunction with the prospectus. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SELLING SHAREHOLDERS

        Effective as of November 17, 2003, AIG DKR Soundshore Private Investors Holding Fund Ltd., AIG DKR Soundshore Strategic Holding Fund Ltd. and AIG DKR Soundshore Opportunity Holding Fund Ltd. (the "Funds"), each a named selling shareholder in the prospectus, changed their names to, respectively, Basso Equity Opportunity Holding Fund Ltd., DKR Soundshore Strategic Holding Fund Ltd. and DKR Soundshore Opportunity Holding Fund Ltd. Effective as of December 31, 2003, AIG DKR Soundshore Holdings Ltd. ("Holdings"), a named selling shareholder in the prospectus, changed its name to Basso Holdings Ltd.

        On August 9, 2004, Cohanzick Partners, LP ("Cohanzick") a named selling shareholder in the prospectus, transferred all of its warrants with our consent to Cohanzick Absolute Return Master Fund, Ltd.

        On October 21, 2004, DE AM Convertible Arbitrage Fund Ltd. ("DEAM"), a named selling shareholder in the prospectus, transferred all of its warrants with our consent to BTOP Multi-Strategy Master Portfolio Ltd.

        The table below amends the table of shareholders beginning on page 14 of the prospectus and replaces the information contained therein relating to the Funds, Holdings, Cohanzick and DEAM with the following to reflect these name changes and transfers:

	Subordinate Voting Shares Beneficially Owned Prior to Offering			Subordinate Voting Shares to Be Beneficially Owned After Offering(2)
Name of Selling Shareholder			Number of Subordinate Voting Shares Being Offered
	Number	Percentage(1)		Number	Percentage(1)
Basso Equity Opportunity Holding Fund Ltd.	7,284	*	7,284	—	—
1281 East Main Street Stamford, CT 06902
Basso Holdings Ltd.	10,053	*	10,053	—	—
1281 East Main Street Stamford, CT 06902
DKR Soundshore Opportunity Holding Fund Ltd.	7,577	*	6,702	875	*
1281 East Main Street Stamford, CT 06902
DKR Soundshore Strategic Holding Fund Ltd.	5,765	*	5,099	666	*
1281 East Main Street Stamford, CT 06902
Cohanzick Absolute Return Master Fund, Ltd.	3,642	*	3,642	—	—
450 Park Avenue, Suite 3201 New York, NY 10022
BTOP Multi-Strategy Master Portfolio Ltd.	13,945	*	7,945	6,000	*
25 Deforest Avenue Summit, NJ 07901

(1)
Based on the total common shares outstanding as of March 12, 2004.

(2)
We do not know when or in what amounts the selling shareholder may offer shares for sale. Our selling shareholder might not sell any of the shares offered by this prospectus. Because the selling shareholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholder after completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, all of the shares currently owned beneficially by the selling shareholder other than the shares issuable upon exercise of the warrants, continue to be held by the selling shareholder and that none of the shares covered by this prospectus will be held by the selling shareholder.

*
Represents a percentage less than 1%.

The date of this prospectus supplement is November 15, 2004.